Exhibit 10.17

Dear

We are pleased to inform you that on            , the Board of Directors of Empire Resorts, Inc. (the “Company”) granted you a stock option pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), to purchase            shares (the “Shares”) of Common Stock, par value $.01 per share (the “Common Stock”), of the Company, at a price of $            per Share.

The option may be exercised with respect to one-fourth of the Shares, rounded down to the nearest whole number, immediately. The option may be exercised with respect to an additional one-fourth of the Shares, rounded down to the nearest whole number, at any time on or after            . The option may be exercised with respect to an additional one-fourth of the Shares, rounded down to the nearest whole number, at any time on or after . The option may be exercised with respect to the remaining one-fourth of the Shares at any time on or after            . All options granted hereunder shall be nonqualified stock options.

This option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of the Plan, as from time to time amended. Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference in this option agreement as if fully set forth herein.

This option, to the extent not previously exercised, will expire on

Notwithstanding any exercise period provided under the Plan to the contrary, upon your termination as a member of the Board of Directors of the Company, the Compensation Committee has extended the exercise period of this option at the time of such termination to continue in accordance with the term of this option.

You understand and acknowledge that, under existing law, unless at the time of the exercise of this option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of this option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restricts the number of Shares which may be sold and the manner in which

Shares may be sold); (iii) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel reasonably satisfactory to the Company that such registration is not required pursuant to an exemption from such registration; and (iv) the Company will place an appropriate “stop transfer” order with its transfer agent with respect to such Shares on the foregoing terms and conditions.

This option may be exercised, in whole or in part, by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the Compensation Committee and to the extent permitted by law, either (i) by delivering shares of Common Stock already owned by you and having an aggregate fair market value on the date of exercise equal to the aggregate exercise price of this option or portion thereof being exercised, (ii) by having shares of Common Stock withheld by the Company from the Shares otherwise to be received with such withheld Shares having an aggregate fair market value on the date of exercise equal to the aggregate exercise price of this option or the portion thereof being exercised, or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any shares surrendered to, or withheld by, the Company is at least equal to such aggregate exercise price, and is in accordance with the Plan.

By exercising your option, you agree that as a condition to any exercise of this option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) your exercise of this option, (ii) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise, or (iii) the disposition of Shares acquired upon such exercise. In addition to the foregoing, at the time you exercise this option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy any United States federal, state or local taxes and any foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with your option.

Upon your request and subject to the approval of the Company, in its sole discretion, and in compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested Shares otherwise issuable to you upon the exercise of your option a number of whole Shares having an aggregate fair market value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.

Your option is not transferable, except by will or by the laws of descent and distribution or except as otherwise permitted by the Plan, and is exercisable during your lifetime only by you.

Would you kindly evidence your acceptance of this option and your agreement to comply with the provisions hereof and of the Plan by executing this letter under the words “Agreed To and Accepted.”

Very truly yours,

EMPIRE RESORTS, INC.

By:

AGREED TO AND ACCEPTED:

Exhibit A

Empire Resorts, Inc.

Route 17B, P.O. Box 5013

Monticello, New York 12701

Ladies and Gentlemen:

Notice is hereby given of my election to purchase              shares of Common Stock, $.01 par value (the “Shares”), of Empire Resorts, Inc. at a price of $ per Share, pursuant to the provisions of the option granted to me on             , under the Company’s 2005 Equity Incentive Plan, as amended. Enclosed in payment for the Shares is (check all that apply):

☐	my check in the amount of $ .

*☐	Shares having a total value $ , such value being based on the closing price(s) of the Shares on the date hereof.

*☐	Shares to be withheld by the Company from the Shares otherwise to be received having a total value $ , such value being based on the closing price(s) of the Shares on the date hereof.

The following information is supplied for use in issuing and registering the Shares purchased hereby:

Number of Certificates and Denominations

Name

Address

Social Security Number

Dated:                 , 20

Very truly yours,

*Subject to the approval of the Compensation Committee